===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          MAXWELL SHOE COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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



                      [LOGO OF MAXWELL SHOE COMPANY INC.]
                           MAXWELL SHOE COMPANY INC.
                        101 Sprague Street, P.O. Box 37
                 Readville (Boston), Massachusetts 02137-0037

                                                              February 28, 2001

Dear Stockholder:

  You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Maxwell Shoe Company Inc. on Thursday, April 12, 2001 at 10:00 a.m., at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts 02110. Members of your Board of Directors and management look forward to greeting those stockholders who are able to attend.

  The accompanying Notice and Proxy Statement describe the matters to be acted upon at the meeting.

  It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please sign, date and mail the enclosed proxy card at your earliest convenience. If you attend the meeting, you may withdraw your proxy and vote in person.

  Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Respectfully,

                                          /s/ Mark J. Cocozza
                                          Mark J. Cocozza
                                          Chairman of the Board and
                                          Chief Executive Officer

                           MAXWELL SHOE COMPANY INC.
                        101 Sprague Street, P.O. Box 37
                 Readville (Boston), Massachusetts 02137-0037

                               ----------------

                   Notice of Annual Meeting of Stockholders
                           To be held April 12, 2001

                               ----------------

To The Stockholders of Maxwell Shoe Company Inc.:

  Notice is hereby given that the 2001 Annual Meeting of Stockholders of Maxwell Shoe Company Inc. will be held at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts on Thursday, April 12, 2001 at 10:00 a.m., for the following purposes:

  1. To elect six directors;

  2. To approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares subject thereto from 1,050,00 to 1,650,000 and to approve and ratify the Company's 1994 Stock Incentive Plan, as amended;

  3. To approve and ratify grants of options to Mark J. Cocozza and James J. Tinagero to purchase 252,107 and 50,000 shares of Company Class A Common Stock, respectively, pursuant to the Company's 1994 Stock Incentive Plan, as amended; and

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on February 26, 2001 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                              By Order of the Board of Directors

                              /s/ James J. Tinagero
                              James J. Tinagero
                              Executive Vice President and Secretary

Readville (Boston), Massachusetts
February 28, 2001

 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           MAXWELL SHOE COMPANY INC.
                         101 Sprague Street, PO Box 37
                 Readville (Boston), Massachusetts 02137-0037

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                April 12, 2001

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being mailed on or about February 28, 2001 in connection with the solicitation of proxies by the Board of Directors of Maxwell Shoe Company Inc. (the "Company") for use at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts on Thursday, April 12, 2001, at 10:00a.m., and any adjournment or postponement thereof. At the Annual Meeting, the Company's stockholders will be asked to elect six directors, to approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares subject thereto from 1,050,00 to 1,650,000 and to approve and ratify the Company's 1994 Stock Incentive Plan, as amended, to approve and ratify grants of options to Mark J. Cocozza and James J. Tinagero to purchase 252,107 and 50,000 shares of Company Class A Common Stock, respectively, pursuant to the Company's 1994 Stock Incentive Plan, as amended and to vote on such other matters as may properly come before the Annual Meeting.

  Throughout this Proxy Statement, fiscal 2001, fiscal 2000, fiscal 1999 and fiscal 1998 shall represent the fiscal years ending October 31, 2001, October 31, 2000, October 31, 1999 and October 31, 1998, respectively.

Persons Making the Solicitation

  The Company is making this solicitation and will bear the expenses of preparing, printing and mailing proxy materials to the Company's stockholders. In addition, proxies may be solicited personally or by telephone or facsimile by officers or employees of the Company, none of who will receive additional compensation therefore. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's Class A Common Stock.

Voting at the Meeting

  Stockholders of record at the close of business on February 26, 2001 of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On that date, 8,806,899 shares of Class A Common Stock were outstanding and entitled to vote. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote.

  The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to count broker non-votes as present or represented for purposes of determining the absence of a quorum for the transaction of business.

  Stockholders do not have the right to cumulate their votes in the election of directors.

Revocability of Proxy

  A proxy may be revoked by a stockholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company. The mere presence at the Annual Meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the stockholders or, if no instructions are indicated, will be voted FOR the slate of directors described herein and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of February 26, 2001, information relating to the beneficial ownership of the Company's Class A Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Class A Common Stock, by each director, by each of the executive officers named below, and by all directors and executive officers as a group.

                                                            Beneficial
                                                             Ownership
                                                          As of February
                                                             26, 2001
                                                            *****Class
                                                              A*****
                                                          -------------------
                                                          Number of     % of
                             Name                         Shares(1)     Class
                             ----                         ---------     -----
     Mark J. Cocozza.....................................   764,028(2)   7.98%
     James J. Tinagero...................................   221,850(3)   2.46%
     Richard J. Bakos....................................    40,300(4)   0.46%
     John F. Kelly.......................................    18,500(5)   0.21%
     Roger W. Monks......................................       --       0.00%
     Maxwell V. Blum.....................................   110,000(6)   1.23%
     Stephen A. Fine.....................................    35,000(7)   0.40%
     Malcolm L. Sherman..................................    35,000(7)   0.40%
     Anthony J. Tiberii..................................     5,000(8)   0.06%
     FMR Corp............................................ 1,243,220(9)  14.12%
     Stadium Capital Management LP.......................   947,100(10) 10.75%
     Dalton, Greiner, Hartman, Maher & Co................   679,600(11)  7.72%
     Benson Associates, LLC..............................   607,600(12)  6.90%
     SAB Capital Partners LP.............................   559,600(13)  6.35%
     Invista Capital Management..........................   449,899(14)  5.11%
     All officers and directors as a group (eight
      persons)........................................... 1,229,678     11.73%

(1) Each executive officer and director has sole voting and investment power with respect to the shares listed. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (or the percentage of common stock voting power, as the case may be) (where the percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The address of each of the executive officers and directors is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.

(2) Gives effect to the issuance of 752,478 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Cocozza, as well as the issuance of 11,550 shares of Class A Common Stock upon exercise of stock options which are exercisable within 60 days of the date of this filing.

(3) Gives effect to the issuance of 213,600 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Tinagero as well as the issuance of 8,250 shares of Class A Common Stock upon exercise of stock options which are exercisable within 60 days of the date of this filing.

(4) Includes 100 shares of Class A Common Stock as to which Mr. Bakos has custodial responsibility for his minor children and 200 shares held by Mr. Bakos. Gives effect to the issuance of 40,000 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Bakos.

 (5) Gives effect to the issuance of 18,500 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Kelly.

 (6) Includes 100,000 shares of Class A Common Stock gifted to a private family foundation which is controlled by Mr. Blum and the issuance of 10,000 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Blum.

 (7) Gives effect to the issuance of 35,000 shares of Class A Common Stock upon exercise of currently exercisable stock options.

 (8) Gives effect to the issuance of 5,000 shares of Class A Common Stock upon exercise of currently exercisable stock options.

 (9) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for Stadium Capital Partners LP is 430 Cowper Street, Suite 200, Palo Alto, California 94301.

(11) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for Dalton, Greiner, Hartman, Maher & Co. is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

(12) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for Benson Associates, LLC is 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.

(13) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for SAB Capital Partners LP is 650 Madison Avenue, 26th Floor, New York, New York 10022.

(14) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 27, 2001. The address for Invista Capital Management is 1900 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309.

                       PROPOSAL I--ELECTION OF DIRECTORS

  A Board of six directors is to be elected at the 2001 Annual Meeting. The persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company unless otherwise indicated by the stockholder on the Proxy Card. Directors elected at the 2001 Annual Meeting will hold office until the next annual meeting of stockholders of the Company, and until their successors are duly elected and qualified, except in the event of their death, resignation, or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

Nominees

  The nominees for election as directors of the Company are Mark J. Cocozza, James J. Tinagero, Maxwell V. Blum, Stephen A. Fine, Malcolm L. Sherman and Anthony J. Tiberii, all of whom are presently serving as members of the Company's Board of Directors. See "Management--Executive Officers and Directors" for additional information concerning the nominees.

Board of Director's Recommendation.

  The Board of Directors unanimously recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on their Proxy Cards.

                                  MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of the Company are as follows:

                                                                             Executive Officer
        Name           Age                     Position                      or Director Since
        ----           ---                     --------                      -----------------
Mark J. Cocozza         52 Chairman of the Board and Chief Executive Officer       1987
James J. Tinagero       48 Executive Vice President and Secretary                  1996
Richard J. Bakos        53 Vice President and Chief Financial Officer              1993
John F. Kelly           48 Vice President of Operations                            1998
Roger W. Monks          57 Vice President, Corporate Services                      2000
Maxwell V. Blum         75 Director                                                1976
Stephen A. Fine(1)      52 Director                                                1994
Malcolm L. Sherman(1)   69 Director                                                1994
Anthony J. Tiberii(1)   60 Director                                                2000

(1) Member of the Audit Committee and of the Compensation and Stock Option Committee.

  Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

  Mr. Mark J. Cocozza was appointed Chairman of the Board and Chief Executive Officer in April 1998. Prior to that he served as President and Chief Operating Officer from October 1993 to April 1998, and served as President of the Mootsies Tootsies division since joining the Company in 1987. Prior to joining the Company, Mr. Cocozza served as President of Sperry Top-Sider division of Stride Rite Corporation. Mr. Cocozza has more than thirty years experience in the footwear industry.

  Mr. James J. Tinagero joined the Company as Executive Vice President in April 1996 and was appointed a Director and Secretary in 1998, and appointed Chief Operating Officer in 2000. Mr. Tinagero has served as President and Director of International Sales & Marketing Corporation, a New York based consulting firm for consumer products companies, from 1993 to 1996, as Executive Vice President of Bonaventure Textiles, U.S.A., a women's apparel company from 1992 to 1993, as President of Albert Nipon, a women's designer dress company from 1991 to 1992, and as President of Anne Klein and Company, a designer sportswear company from 1987 to 1991. From 1980 to 1987, he held various executive positions with Stride Rite Corporation.

  Mr. Richard J. Bakos joined the Company in 1987 as Controller and since October 1993 has served as Vice President of Finance and Chief Financial Officer. Before joining the Company, Mr. Bakos was Group Vice President of Finance and Administration for the Bodwell Fashion Group of the Wingspread Corporation. He has more than twenty years experience in the apparel and footwear industry.

  Mr. John F. Kelly joined the Company in 1993 as Controller and since April 1998 has served as Vice President of Operations. Prior to joining the Company, Mr. Kelly served as director of merchandising and controller for the wholesale division of Stride Rite Corporation.

  Mr. Roger W. Monks joined the Company in June 2000 as Vice President of Corporate Services. Prior to joining the Company, Mr. Monks served as Senior Vice President, General Manager of Stride Rite Sourcing International, Inc. from 1996 to 1998, as Senior Vice President, Operations for the Keds Corporation from 1993 to 1996, and as Senior Vice President, Operations and Manufacturing for Stride Rite Childrens Group, Inc. from 1987 to 1993. Mr. Monks has more than 30 years experience in the footwear industry.

  Mr. Maxwell V. Blum founded the Company's business in 1949 and served as the Company's Chairman of the Board and Chief Executive Officer since its incorporation in 1976 until April 1998. Mr. Blum has more than fifty years experience in the footwear industry. Mr. Blum's wife is the first cousin of Mr. Malcolm L. Sherman.

  Mr. Stephen A. Fine has served as a member of the Board of Directors of the Company since May 1994. Mr. Fine has been a Director, President and Chief Operating Officer of the Biltrite Corporation, a manufacturer of a variety of rubber and plastic products, since 1985, and from 1982 to 1985 Mr. Fine served as Executive Vice-President of Biltrite. From 1970 to 1982, Mr. Fine held various executive positions with American Biltrite Inc. Mr. Fine also serves as a member of the Board of Directors of K-Swiss Inc., a manufacturer of athletic footwear.

  Mr. Malcolm L. Sherman has served as a member of the Board of Directors of the Company from May 1994 until November 1999 (when he resigned in order to avoid a potential conflict of interest) and was re-elected to the Board in late January 2000 (when the potential conflict no longer existed). Mr. Sherman was on the Board of Directors (since 1994) and served as Chairman of the Board and Chief Executive Officer at Ekco Group Inc. until 1999. Mr. Sherman has been a member of the Board of Directors of One Price, Inc., a company engaged in the apparel business since 1991; Active International, a media barter company since 1999; and Stethtech Corporation, a developer of medical devices since 1990. He has been Chairman of Gordon Brothers Group LLP, a merchant services business since 1993. He also served as President and Chief Executive Officer of Morse Shoe, Inc., a footwear retailer from 1992 to 1993, as a member of the Board of Directors of United States Trust Co. from 1980 to 1993, and as a member of the Board of Directors of CompuChem Labs Inc., a company specializing in drugs of abuse and environmental testing from 1982 to 1993. Mr. Sherman has been the CEO of SmartBargins.com since November 2000. Mr. Sherman is the first cousin of Mr. Blum's wife.

  Mr. Anthony J. Tiberii has served as a member of the Board of Directors of the Company since April 2000. Since January 2000, Mr. Tiberii has served as a consultant to Reebok International Ltd. and its wholly owned subsidiary, The Rockport Company. From 1982 through 1999, Mr. Tiberii served in several executive officer roles for The Rockport Company, including President and Chief Executive Officer (October 1998-May 1999), Executive Vice President of Operations and Chief Financial Officer (1995-1998) and Senior Vice President and Chief Financial Officer (1982-1995). Mr. Tiberii has more than twenty years experience in the footwear industry.

Meetings and Committees of the Board of Directors

  The Board of Directors held seven meetings in fiscal 2000 and all directors attended at least 75% of the meetings of the Board and Committees of which they were members.

  The Board of Directors has two committees. The Audit Committee is comprised of Messrs. Fine, Sherman and Tiberii (Chairman). The Compensation and Stock Option Committee is comprised of Messrs. Fine, Sherman and Tiberii. There is no committee performing the function of a Nominating Committee.

  The Audit Committee held three meetings during fiscal 2000. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company's accounting and internal control practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation and Stock Option Committee met twice during fiscal 2000. The Compensation and Stock Option Committee focuses on executive compensation, the administration of the Company stock option and stock purchase plans and making decisions on the granting of discretionary bonuses.

                            EXECUTIVE COMPENSATION

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2000, 1999, and 1998 by the persons who served as Chief Executive Officer at any time during the last fiscal year and the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year end and whose salary and bonus exceeded $100,000 in fiscal 2000 ("Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation
                                                                              ----------------------
                                             Annual Compensation                      Awards
                                  -----------------------------------------   ----------------------
                                                                                          Securities
                                                                              Restricted  Underlying
                                                 Bonus($)      Other Annual      Stock     Options/
Name and Principal Position  Year Salary($) (1)(2)(3)(4)(5)(7) Compensation   Award(s)($)  SAR's(#)
---------------------------  ---- --------- ------------------ ------------   ----------- ----------
Mark J. Cocozza ........     2000 $578,813       $477,000              --         --       300,000
 Chairman of the Board       1999 $551,200       $279,000              --         --       150,000
 and CEO                     1998 $485,625       $400,031       $4,537,500(6)     --        75,000
James J. Tinagero ......     2000 $358,313       $323,000              --         --        50,000
 Executive Vice              1999 $342,500       $171,000              --         --        50,000
 President                   1998 $314,500       $247,638              --         --        25,000
Richard J. Bakos .......     2000 $124,320       $ 41,000              --         --           --
 Vice President              1999 $124,320       $ 20,000              --         --           --
 and CFO                     1998 $116,213       $ 20,000              --         --           --
John F. Kelly ..........     2000 $114,833       $ 20,000              --         --           --
 Vice President--            1999 $111,875       $ 20,000              --         --           --
 Operations                  1998 $101,668       $ 25,000              --         --           --
Roger W. Monks .........     2000 $119,510            --               --         --           --
 Vice President,             1999 $ 94,080            --               --         --           --
 Corporate Services

(1) The 2000 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 2000 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero, their bonuses amounted to $402,000 and $248,000, respectively.

(2) The 2000 bonus amounts also reflect bonuses earned under the Company's Acquisition Bonus Plan for fiscal 2000 and paid in fiscal 2001. For Mr. Cocozza, Mr. Tinagero and Mr. Bakos, these bonuses amounted to $75,000, $75,000 and $18,000 respectively.

(3) The 1999 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 1999 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero, these bonuses amounted to $92,000 and $58,000, respectively.

(4) The 1999 bonus amounts also reflect bonuses earned under the Company's Acquisition Bonus Plan for fiscal 1999 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero these bonuses amounted to $187,000 and $113,000, respectively.

(5) The 1998 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 1998 and paid in fiscal 1999.

(6) Mr. Cocozza and the Company agreed to terminate, effective as of the completion of the Company's May 1994 initial public offering, a Deferred Incentive Compensation Agreement entered into in 1988 (the "Compensation Agreement"). In exchange for his consent to terminate the Compensation Agreement, Mr. Cocozza was granted a nontransferable option to acquire 888,412 shares of Class A Common Stock at an exercise price of $1.50 per share. In April 1998, Mr. Cocozza partially exercised this option and sold 300,000 shares of Class A Common Stock at a price per share of $17.50. Mr. Cocozza paid $262,500 in commissions in connection with such sale.

(7) In June 2000, Mr. Monks joined the Company as Vice President of Corporate Services. In fiscal 1999 and part of fiscal 2000, Mr. Monks was a consultant to the Company.

Employment Agreements

  On April 27, 1998, the Company entered into employment agreements with Messrs. Cocozza and Tinagero, each of which was amended on April 8, 1999. On August 30, 2000, the Company entered into new employment agreements with each of Messrs. Cocozza and Tinagero, which agreements superceded those employment agreements dated April 27, 1998, as amended. Mr. Cocozza's current employment agreement expires on August 30, 2005, subject to automatic renewal each year thereafter unless either the Company or Mr. Cocozza gives the other party six months notice of its or his intention not to renew the agreement. Mr. Cocozza was compensated for the period from November 1, 1999 through the end of fiscal 2000 at an annualized base rate of $578,813. Mr. Cocozza's bonus for fiscal 2000 was determined pursuant to the Company's Senior Management Incentive Plan and the Company's Acquisition Bonus Plan, each established by the Company's Compensation and Stock Option Committee. The employment agreement also provides for customary perquisites. On August 30, 2000, the Company granted Mr. Cocozza options to purchase 300,000 shares of the Company's Class A Common Stock, each with an exercise price equal to the fair market value on the date of grant and subject to certain time vesting provisions. The grant of 252,107 of such 300,000 options is subject to stockholder approval (which is being sought pursuant to Proposal III below). In the event of a termination of Mr. Cocozza's employment without Cause (as defined in the agreement) following a Change of Control (as defined in the agreement), Mr. Cocozza will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payments to Mr. Cocozza equal to three times his average annual compensation (including bonuses and certain other taxable payments) for the five-year period preceding the Change of Control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Cocozza would be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code. Mr. Cocozza will also be entitled to a continuation of benefits for at least three years after such termination. Mr. Cocozza has agreed that if the employment agreement is terminated prior to its scheduled expiration (or prior to the scheduled expiration of the extended term of the agreement, if any), he will not compete against the Company in the footwear industry for a period of 18 months following the termination of the agreement, subject to certain exceptions.

  Mr. Tinagero's current employment agreement expires on August 30, 2003, subject to automatic renewal each year thereafter unless either the Company or Mr. Tinagero gives the other party six months notice of its or his intention not to renew the agreement. Pursuant to this agreement, Mr. Tinagero was compensated for the period from November 1, 1999 through the end of the fiscal 2000 at an annualized base rate of $358,313. Mr. Tinagero's bonus for fiscal 2000 was determined pursuant to the Company's Senior Management Incentive Plan established by the Company's Compensation and Stock Option Committee. The employment agreement also provides for customary perquisites. On August 30, 2000, the Company granted Mr. Tinagero options to purchase 50,000 shares of the Company's Class A Common Stock, each with an exercise price equal to the fair market value on the date of grant and subject to certain time vesting provisions. The grant of all 50,000 of such options is subject to stockholder approval (which is being sought pursuant to Proposal III below). In the event of a termination of Mr. Tinagero's employment without Cause (as defined in the agreement) following a Change of Control (as defined in the agreement), Mr. Tinagero will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payments to Mr. Tinagero equal to three times his average annual compensation (including bonuses and certain other taxable payments) for the five-year period preceding the Change of Control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Tinagero would be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code. Mr. Tinagero will also be entitled to a continuation of benefits for at least three years after such termination. Mr. Tinagero has agreed that if the employment agreement is terminated prior to its scheduled expiration (or prior to the schedule expiration of the extended term of the agreement, if any) he will not compete against the company in the footwear industry for a period of 12 months following the termination of the agreement, subject to certain exceptions.

Severance Agreement

  On April 8, 1999 the Company entered into a Change of Control Severance Agreement with Mr. Bakos that expires on April 8, 2001. In the event of a termination of Mr. Bakos' employment without cause (as defined in the agreement) or for good reason (as defined in the agreement) following a change of control (as defined in the agreement), Mr. Bakos will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payment to Mr. Bakos equal to two times his average annual compensation (including bonuses and certain other taxable payments) for the five year period preceding the change of control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Bakos would be subject to the excise tax provision at Section 4999 of the Internal Revenue Code.

Consulting Agreement

  On April 27, 1998, the Company entered into a consulting agreement with Mr. Blum, which was amended on June 24, 1999. The amended Consulting Agreement expires on April 26, 2002. Pursuant to this agreement, Mr. Blum provides the Company certain services relating to strategic planning, customer relations and marketing issues, all as requested by the Chief Executive Officer of the Company for up to 240 hours per year. In consideration of Mr. Blum providing such consulting services to the Company, the Company provides to Mr. Blum an office, a secretary, reimbursement for business related (including travel) expenses, an automobile allowance and health insurance benefits available to senior executives of the Company under the Company's health plans.

Director Compensation

  Directors who are employees of the Company are not compensated for serving as directors. Directors who are not employees of the Company are each paid $20,000 per annum and an additional $1,000 per meeting for attending regular and special meetings and $500 per meeting for committee meetings of the Board of Directors and are reimbursed for expenses incurred in attending regular, special and committee meetings. Each non-employee director also receives an annual grant of options to purchase 5,000 shares of Class A Common Stock. See "Stock Plan."

Profit Sharing Plan

  The Company established a 401(k) Profit Sharing Plan effective January 1, 1991 (the "Plan"). After the attainment of age 21 and the completion of six months of service, an employee becomes a participant in the Plan on the next January 1 or July 1. Contributions made to the Plan by the Company are in the form of 401(k) contributions elected by the participants, and a discretionary profit sharing contribution in an amount determined each year by the Company. The Plan document governing the Plan is in the form of a NABEP Prototype Defined Contribution Retirement Plan and Non-standardized Profit Sharing CODA Adoption Agreement.

     PROPOSAL II--APPROVAL OF AMENDMENT TO 1994 STOCK INCENTIVE PLAN (THE "STOCK PLAN") AND APPROVAL AND RATIFICATION OF THE STOCK PLAN, AS AMENDED

  The Company's 1994 Stock Incentive Plan currently permits the grant of stock options and other awards to eligible employees and provides for the automatic grant of options to nonemployee directors of the Company (see "Nonemployee Director Options").

  On August 30, 2000, the Board of Directors adopted, subject to stockholder approval, an amendment to the Stock Plan to increase the number of shares reserved for issuance under the Stock Plan from 1,050,000 shares of Class A Common Stock to 1,650,000 shares of Class A Common Stock for future award grants under the Stock Plan. The Board adopted this amendment to ensure that the Company can continue to grant awards to employees and other eligible persons at levels determined appropriate by the Board.

                                 VOTE REQUIRED

  The amendment to the Stock Plan will not take effect absent stockholder approval. Approval of the proposed amendment to the Stock Plan and ratification of the Stock Plan, as amended, will require the affirmative vote of a majority of the votes cast in person or represented by proxy and voting at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposed amendment to the Stock Plan and ratification thereof and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Board of Directors' Recommendation

  The board of directors has unanimously approved the proposed amendment to the Stock Plan and recommends that stockholders vote to approve such amendment and ratify the Stock Plan, as amended.

                                  STOCK PLAN

  A full text of the Stock Plan, as proposed to be amended, is attached hereto as Exhibit A. The summary description of the Stock Plan set forth below is intended to assist in understanding the key provisions of the Stock Plan. Any discrepancies between the Stock Plan itself and the summary below should be determined in favor of the Stock Plan.

  The Stock Plan was approved by the Board of Directors and the stockholders of the Company on January 30, 1994. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of Awards (as defined below) under the Stock Plan. As of February 22, 2001, the Company had 130 such eligible employees. The Stock Plan authorizes the Committee (as defined below) to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Class A Common Stock, or any other security or benefit with a value derived from the value of the Class A Common Stock. The Stock Plan also provides for the automatic grant of options to nonemployee directors of the Company. See "Nonemployee Director Options."

  The maximum number of shares of Class A Common Stock that may be issued pursuant to Incentive Options granted under the Stock Plan is 1,050,000 but shall increase to 1,650,000 upon the approval of such increase by the stockholders at the Annual Meeting. The maximum number of shares of Class A Common Stock that may be issued pursuant to all Awards (including Incentive Options) and Nonemployee Director Options granted under the Stock Plan is 1,050,000 but shall increase to 1,650,000 upon the approval of such increase by the stockholders at the Annual Meeting. As of February 26, 2000, there were 1,173,093 options granted (115,000for Nonemployee Directors), 107,457 options exercised, 123,093 options canceled, 942,543 options outstanding, and 0 options available for future grant under the Stock Plan (excluding the 600,000 additional shares subject to stockholder approval at the Annual Meeting). Outstanding options are exercisable at prices varying from $1.00 to $17.50 per share.

  The purposes of the Stock Plan are to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants by providing for or increasing their proprietary interest in the Company, and to attract, retain and motivate the Nonemployee Directors of the Company (as defined below) and further align their interest with those of the Company's stockholders by providing for or increasing the proprietary interest of such directors in the Company.

  The Stock Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The members of the Committee are appointed by the Board of Directors and serve on the Committee until replaced. The Committee determines, within the limitations of the Stock Plan, which eligible employees of the Company shall be recommended for Awards under the Stock Plan, the terms and conditions of such grant or sale and the number of shares to be optioned or sold. In addition, the Committee has the sole authority to (i) adopt, amend and rescind rules and regulations for the administration of the Stock Plan, (ii) construe and interpret the Stock Plan, the rules and regulations regarding the Stock Plan, and the agreements evidencing Awards under the Stock Plan, (iii) determine the terms and conditions of the Nonemployee Director Options that are automatically granted pursuant to the Stock Plan, and (iv) make all other determinations deemed necessary or advisable for the administration of the Stock Plan. Commencing November 1, 1996, option grants have been and will be recommended by the Committee to the full Board, if required, for approval in order for such option grants to comply with rules promulgated by the Securities and Exchange Commission. For federal income tax purposes, the maximum compensation payable under the Stock Plan during the term of the Stock Plan and all awards granted thereunder is equal to the aggregate number of shares for which awards may be granted under the Stock Plan multiplied by the fair market value of the Class A Common Stock on the relevant measurement date (which generally will be the exercise date in the case of an option that is not an incentive stock option as described below).

  The Stock Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not required to be qualified under Section 401(a) of the Internal Revenue Code (the "Code").

Nonemployee Director Options

  Each person who becomes a Nonemployee Director after the effective date of the Stock Plan will automatically be granted, upon becoming a Nonemployee Director, a Nonemployee Director Option to purchase 5,000 shares of Class A Common Stock. Each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, each Nonemployee Director will automatically be granted an immediately exercisable option (a "Nonemployee Director Option") to purchase 5,000 shares of Class A Common Stock.

  Each Nonemployee Director Option granted under the Stock Plan will be exercisable in full upon the date of grant of such Nonemployee Director Option. Each Nonemployee Director Option granted under the Stock Plan will expire upon the first to occur of the following: (1) the second anniversary of the date upon which the optionee shall cease to be a Nonemployee Director; or
(2) the tenth anniversary of the Date of Grant of such Nonemployee Director Option. On September 14, 2000, the Board amended the Stock Plan so that, notwithstanding the foregoing, effective November 1, 1999, section (1) of the preceding sentence shall not apply to Nonemployee Director Options granted to a Nonemployee Director who has served on the Board for five or more years as of the date he or she ceases to serve on the Board.

 Federal Income Tax Information

  The following discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Stock Plan. Tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. No information is given with respect to state or local taxes, or estate, gift or inheritance taxes that may be applicable. Participants in the Stock Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. Individuals receiving options or other awards under the Stock Plan should consult their own tax advisors regarding the federal income and other tax consequences of the receipt and exercise of options under the Stock Plan.

 Incentive Stock Options

  Options granted under the Stock Plan which are designated as incentive stock options are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under section 422 of the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may create or increase the optionee's alternative minimum tax liability, as the excess of the fair market value of the stock received upon the exercise of an incentive stock option over the exercise price of the option is included in the computation of the participant's "alternative minimum taxable income."

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of the disqualifying disposition, the optionee will recognize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the exercise and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss (long-term or short-term depending on how long the optionee holds the stock). Different rules may apply to optionees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provision of

Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

 Nonstatutory Stock Options

  Options granted under the Stock Plan that are not designated as incentive stock options are "nonstatutory stock options." There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. The Company also may require an optionee to pay any required withholding amount to the Company as a condition to the exercise of a nonstatutory stock option. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss (long-term or short-term depending on how long the optionee holds the stock) equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Different rules may apply to optionees who are subject to Section 16(b) of the Exchange Act.

 Potential Limitation on Company Deductions

  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee, it is possible that compensation attributable to awards granted under the Stock Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

 Other Awards

  Awards may be granted under the Stock Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Stock Plan.

 Payment With Previously Acquired Stock

  Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the Stock Plan by delivering previously owned shares of Class A Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a disqualifying disposition shares acquired upon exercise of an incentive stock option.

 Change In Control

  The terms of the agreements pursuant to which specific awards are made under the Stock Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payments.

         PROPOSAL III--APPROVAL AND RATIFICATION OF GRANTS OF OPTIONS
       TO MARK J. COCOZZA AND JAMES J. TINAGERO TO PURCHASE 252,107 AND
          50,000 SHARES OF COMPANY CLASS A COMMON STOCK, RESPECTIVELY

  By the end of August 2000, the Company had granted options to purchase nearly all of the 1,050,000 shares of Class A Common Stock reserved for issuance under the Stock Plan. Nevertheless, the Board determined that it would be in the Company's best interests to grant additional stock options to Mark J. Cocozza and James J. Tinagero in order to retain the services of such executives and to better motivate them and align their interests with those of the Company's stockholders. Therefore, on August 30, 2000, the Board voted unanimously (with Messrs. Cocozza and Tinagero abstaining from such vote) to grant to Messrs. Cocozza and Tinagero options to purchase 252,107 (plus 47,893 options for which sufficient shares were still available under the Stock Plan) and 50,000 shares of the Corporation's Class A Common Stock, respectively, pursuant to the Stock Plan.

  Each such option has a per share exercise price of $10.50 which is equal to the closing price of a share of the Corporation's Class A Common Stock on the Nasdaq National Market on August 30, 2000. Such options are subject to a vesting schedule of 17%, 17%, 33% and 33% on the first, second, third and fourth anniversaries of the date of grant and are subject to the Company's standard nonqualified stock option agreement.

  The Board granted to Messrs. Cocozza and Tinagero these 252,107 and 50,000 options, respectively, subject to stockholder approval of both the grants themselves and the proposed amendment to and ratification of the Stock Plan increasing the number of shares reserved for issuance hereunder from 1,050,000 shares to 1,650,000 shares. Consequently, both Proposals II and III must be approved by the Company's stockholders for the grants of the 252,107 and 50,000 options to Messrs. Cocozza and Tinagero, respectively, to become effective.

  Stockholders should note that the approval of the proposal to grant to Messrs. Cocozza and Tinagero options to purchase shares of the Company's Class A Common Stock will require the Company to take a compensation expense charge equal to the difference between the per share exercise price of such options ($10.50) and the fair market value, if higher, of the Company's Class A Common Stock on the date of stockholder approval multiplied by the number of shares underlying the approved options (an aggregate of 302,107). This charge will be required under applicable accounting rules, and will be amortized over the vesting period of the options.

                                 VOTE REQUIRED

  Approval and ratification of the option grants to Messrs. Cocozza and Tinagero will require the affirmative vote of a majority of the votes cast in person or represented by proxy and voting at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the approval and ratification of the option grants and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Board Of Directors' Recommendation

  The Board of Directors voted unanimously (with Messrs. Cocozza and Tinagero abstaining from such vote) to approve the proposed option grants to Messrs. Cocozza and Tinagero and recommends that stockholders vote to approve and ratify such option grants.

  Set forth below is information concerning the award of stock options under the Stock Plan and otherwise to the Named Executive Officers in the fiscal year ended October 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 Individual Grants
                         ---------------------------------
                                                                               Potential Realizable
                                                                                 Value at Assumed
                                       % of Total                                 Annual Rates of
                           Number of    Options              Fair                   Stock Price
                          Securities   Granted to           Market               Appreciation For
                          Underlying   Employees  Exercise Value on               Option Term(3)
                            Options    in Fiscal  or Base  Date of  Expiration ---------------------
                         Granted(#)(1)  Year(2)   Price($) Grant($)    Date      5%($)      10%($)
                         ------------- ---------- -------- -------- ---------- ---------- ----------
Mark J. Cocozza.........    300,000      83.33%    $10.50   $10.50   8/30/10   $1,986,000 $5,025,000
James J. Tinagero.......     50,000      13.89%    $10.50   $10.50   8/30/10   $  331,000 $  837,500

(1) The term of Mr. Cocozza's and Mr. Tinagero's stock option is 10 years. Seventeen percent of such options vest on each of the first and second anniversaries of the date of grant and 33% of the options vest on the third and fourth anniversaries of the date of grant. The exercise price for such stock option is equal to the fair market value of the underlying shares on the date of grant.

(2) The total number of stock options granted to employees in fiscal 2000 by the Company was 360,000.

(3) These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises depend on the future performance of the Class A Common Stock, as well as the option holders' continued employment through vesting periods. Therefore, the amounts reflected in this table will not necessarily be achieved.

  Shown below is information with respect to the unexercised options to purchase Class A Common Stock held by the Named Officers as of October 31, 2000.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                 Number of
                                                Securities        Value of
                                                Underlying       Unexercised
                                                Unexercised     In-the-Money
                                               Options/SARs     Options/SARs
                                               at FY-End(#)    at FY End($)(1)
                        Shares
                     Acquired on     Value     Exercisable/     Exercisable/
Name                 Exercise (#) Realized($)  Unexercisable    Unexercisable
----                 ------------ ----------- --------------- -----------------
Mark J. Cocozza.....       0            0     752,478/466,884 6,098,341/279,503
James J. Tinagero...       0            0     213,600/91,400  1,036,475/87,151
Richard J. Bakos....       0            0      35,050/4,950     106,481/22,894
John F. Kelly.......       0            0      13,220/5200       59,998/11,447
Roger W. Monks......       0            0           0/0               0/0

(1) Represents the difference between the closing price of the Company's Class A Common Stock on the NASDAQ National Market on October 31, 2000 ($11.125) and the exercise price of the options.

                COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee") determines executive officers' salaries and bonuses and administers and recommends grant awards under the Stock Plan.

Summary of Compensation Policies for CEO and Executive Officers

  The Company's philosophy is to maintain compensation programs, which attract, retain and motivate senior management with economic incentives, which are linked to financial performance and increased stockholder value. The key elements of the Company's executive compensation program consist of a base salary, potential for an annual bonus directly linked to overall Company performance and the grant of stock options and other stock incentive awards intended to align executive officer and stockholder economic interests. Generally, in formulating compensation arrangements for executives other than the Chief Executive Officer, the Committee solicits recommendations from the Chief Executive Officer, which it considers, modifies and approves.

 Salaries

  The Committee was formed in May 1994 after the Company's initial public offering. For fiscal 2000, the Committee established salaries at levels that reflect the Committee's assessment of prevailing salary levels among companies in the footwear and related industries and considered each executive's level of responsibility, talent and skills. The base salary of Mr. Cocozza and Mr. Tinagero are subject to the terms of employment agreements between Mr. Cocozza, Mr. Tinagero and the Company, respectively, which agreements were originally approved by the Board of Directors of the Company prior to the consummation of the Company's public offering. New employment agreements, which were entered into in April 1998, were amended in April 1999 and were subsequently replaced by new employment agreements in August 2000.

 Performance Bonuses

  The payment of performance bonuses to the Company's executive officers is a significant element of the Company's executive compensation program. Performance bonuses are designed to reward executive officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate executive officers on the basis of the Company's financial results. Performance bonuses during fiscal 2000 were based on specific formulae linked to the financial results of the Company as specified in the Company's Senior Management Incentive Plan. Under this plan, executive officers could earn up to 100% of their salary as a bonus upon the Company attaining predetermined net income and return on asset goals. In fiscal 2000, the percentage of salary paid as a bonus under such plan was 68.2%.

  In addition, an Acquisition Bonus Plan was established during fiscal 1996 pursuant to which eligible executive officers are entitled to receive 1% of the acquisition price for qualifying transactions in which the Company acquires the assets or securities of specified companies. During fiscal 2000, the Company paid three executive officers, Mr. Cocozza, Mr. Tinagero and Mr. Bakos, a total of $ $168,000 as a result of the acquisition by the Company of certain assets relating to the Joan and David brand.

 Stock Incentive Awards

  Stock incentive awards are also an important element of the Company's executive officer compensation program. Such awards are designed to strengthen management's long-term perspective on the Company's performance. Compensation derived from stock options or other stock-based awards are intrinsically related to long-term corporate performance and stockholder value. Stock-based incentive awards are awarded at the discretion of the Committee based on a variety of factors, including the executive officer's level of responsibility and such officer's ability to affect stockholder value, as well as the officer's demonstrated past and expected future performances. The Committee also takes into consideration prior stock option awards to the executive officer and the individual's overall equity position in the Company. The Committee believes that stock options and stock ownership by the Company's executive officers, as well as other members of the Company's senior management, other key employees and nonmanagement directors, are an essential element in aligning the interests of these individuals with those of the stockholders and thereby enhancing stockholder value. The grant of 360,000 stock options (a portion of which is subject to stockholder approval) to a total of three employees was approved by the Committee in fiscal 2000. Each of the options so granted vests and become exercisable incrementally over a four-year period or five year period. The four-year and five-year vesting schedule associated with the options assures the long-term nature of this incentive compensation tool.

CEO Compensation

  The Committee believes the Chief Executive Officer's compensation should be heavily influenced by the Company's performance. In evaluating the compensation of Mark J. Cocozza, the Company's Chief Executive Officer, the Committee considered the financial results of the Company, the compensation paid to executives in similar positions in the footwear industry, and Mr. Cocozza's contribution to and length of service with the Company. The Committee also considered the substantial equity interest in the Company held by Mr. Cocozza and recognized that this equity interest serves to substantially align Mr. Cocozza's incentives with those of the Company's other stockholders. Based on these factors, the Committee approved Mr. Cocozza's fiscal 2000 base salary. As discussed above with respect to the payment of performance bonuses, the amount of Mr. Cocozza's bonus for fiscal 2000 was based on the formula specified in the Company's Senior Management Incentive Plan and the Company's Acquisition Bonus Plan.

  Beginning in 1994, a federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for "performance-based compensation." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends to design the Company's compensation programs to conform with the legislation and final regulations so that total compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000, which qualify as "performance-based" or are otherwise exempt from the new law. However, the Company may pay compensation, which is not deductible in limited circumstances when prudent management of the Company so requires.

Summary

  The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with incentive to perform at superior levels and in a manner which is directly aligned with the economic interests of the Company's stockholders.

                                          COMPENSATION AND STOCK OPTION
                                           COMMITTEE

                                          Stephen A. Fine
                                          Malcolm L. Sherman
                                          Anthony J. Tiberii

February 26, 2001

  The above report of the Compensation and Stock Option Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

                         Report of the Audit Committee

  The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

  The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2000, for filing with the Securities and Exchange Commission.

  Members of the Audit Committee:
    Anthony J. Tiberii, Chair
    Stephen A. Fine
    Malcolm L. Sherman

Audit and Other Fees

  During the year ended October 31, 2000, the Company paid the Company's independent auditors, Ernst & Young LLP, $87,900 for audit services and $113,857 for non-audit services. Non-audit services consisted of tax planning, tax returns and royalty audits..

Audit Committee Charter

  On April 13, 2000, the Company's Board of Directors adopted a charter for the Audit Committee of the Board. A full text of the Audit Committee Charter as so adopted is attached hereto as Exhibit B.

                         STOCK PRICE PERFORMANCE GRAPH

                Comparison of Five Year Cumulative Total Return
             Among Maxwell Shoe Company Inc. Class A Common Stock,
               NASDAQ Stock Market Index and Peer Group Index(1)

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

[PERFORMANCE GRAPH APPEARS HERE]

                   ASSUMES $100 INVESTED ON NOVEMBER 1, 1994
                         ASSUMES DIVIDENDS REINVESTED

--------
(1) The Company has selected a peer group index from a group of peer issuers in good faith because the Media General Industry Group 552-Footwear Index, formerly used by the Company in completing the Performance Graph, is no longer a published industry index. Hence, the Company has not included the Media General Industry Group 552-Footwear graph in the Performance Graph above. The peer group index selected by the Company consists of public companies in the women's and children's fashion footwear industry having annual net revenues less than $600 million. Stockholder return for each component issuer in the peer group is weighted to reflect such issuer's market capitalization at the beginning of each period shown. The peer group companies consist of Candie's Inc., Deckers Outdoor Corporation, Kenneth Cole Productions, Inc., Madden Steven, Ltd., Rocky Shoes & Boots, Inc. and The Stride Rite Corporation.

                             CERTAIN TRANSACTIONS

  The following is a description of certain transactions during the fiscal year ended October 31, 2000 in which officers and Directors of the Company and its affiliates or families had a direct or indirect interest.

  Mr. Cocozza and the Company agreed to terminate, effective as of the completion of the Company's May 1994 initial public offering, a Deferred Incentive Compensation Agreement entered into in 1988 (the "Compensation Agreement"). In exchange for his consent to terminate the Compensation Agreement, Mr. Cocozza was granted a nontransferable option to acquire 888,412 shares of Class A Common Stock at an exercise price of $1.50 per share. The number of shares subject to the option and the option exercise price were determined through negotiations between Mr. Cocozza and the Company. The option is exercisable in whole or in part from time to time during a 15-year period beginning on January 26, 1995 (the "Exercisability Date"). If following the Exercisability Date Mr. Cocozza ceases to be employed by the Company for any reason, his option will cease to be exercisable upon the earlier of (i) the stated expiration of the option and (ii) the first anniversary of the date as of which Mr. Cocozza ceased to be employed by the Company. Mr. Cocozza partially exercised such option for 300,000 shares and sold such shares in the Company's public offering consummated in April 1998.

  Prior to its initial public offering in May 1994, the Company was treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws. In connection with the Company's reorganization, reincorporation and initial public offering, the Company in March and May 1994 made distributions of S Corporation earnings in the aggregate amount of $20,227,000 of which $4,025,082 was distributed to Mr. Maxwell V. Blum, with the remainder distributed to parties related to Mr. Blum (collectively the "Former Principal Stockholders").

  The Company and the Former Principal Stockholders have entered into a tax indemnification agreement (the "Tax Agreement"). Subject to certain limitations, the Tax Agreement provides for indemnification to the Former Principal Stockholders or to the Company in the event of an adjustment by a taxing authority that shifts federal and certain state income taxes to the Former Principal Stockholders or to the Company, respectively, between periods before and after the date of termination of the Company's status as a S Corporation. The Tax Agreement also provides for certain adjustments to the S Corporation dividends that were paid in connection with the Company's initial public offering in certain circumstances if the Company determines that such amounts differed in the aggregate from the previously undistributed S Corporation earnings.

  The Company entered into arrangements in fiscal 1994 with Mr. Cocozza pursuant to which the Company, under certain circumstances, will be required to register his shares of common stock (including shares issuable upon the exercise of his option) under the Securities Act.

  In fiscal 1994, the Company entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director and executive officer of the Company. The Indemnity Agreements provide that the Company will indemnify the director or officer (the "Indemnitee) against any amounts that he or she becomes legally obligated to pay in connection with any claim against him or her based upon any act, omission, neglect or breach of duty that he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company; provided that such claim: is not based upon the Indemnitee's gaining any personal profit or advantage to which he or she is not legally entitled; (ii) is not for an accounting of profits made from the purchased or sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law; and (iii) is not based upon the Indemnitee's knowingly fraudulent, deliberately dishonest or willful misconduct. The Indemnity Agreements also provide that all costs and expenses incurred by the Indemnitee in defending or investigating such claim shall be paid by the Company in advance of the final disposition thereof unless the Company, independent legal counsel, the stockholders of the Company or court of competent jurisdiction determines that: (i) the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the Indemnitee had reasonable cause to believe his or her conduct was unlawful; or (iii) the Indemnitee intentionally breached his or her duty to the Company or its stockholders. Each Indemnitee has undertaken to repay the Company for any costs or expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that he or she is not entitled to indemnification under the Indemnity Agreements.

  The Company believes that the terms of all transactions between the Company and the Former Principal Stockholders and the officers and directors of the Company or any of their affiliates, described above are no less favorable to the Company than terms that could have been obtained from unaffiliated third parties.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  Ernst & Young LLP was the Company's independent auditors for fiscal 2000 and will serve in the same capacity for fiscal 2001. The appointment of auditors is approved annually by the Board of Directors which is based in part on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Stockholder approval is not sought in connection with this selection. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he desires to do so and will respond to questions from stockholders.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than October 31, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Maxwell Shoe Company Inc., Attention: Corporate Secretary, at 101 Sprague Street, Readville (Boston), Massachusetts 02137. In addition, the Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of the meeting.

                                 MISCELLANEOUS

  The Company's Annual Report to Stockholders for the fiscal year ended October 31, 2000, including the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors,

                              /s/ James J. Tinagero
                              James J. Tinagero
                              Executive Vice President and Secretary

Readville (Boston), Massachusetts
February 28, 2001

                                                                      EXHIBIT A

                           MAXWELL SHOE COMPANY INC.
                           1994 STOCK INCENTIVE PLAN
                                 (As Amended)

Section 1. PURPOSE OF PLAN

  The purpose of this 1994 Stock Incentive Plan (this "Plan") of Maxwell Shoe Company Inc., a Delaware corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants by providing for or increasing the proprietary interests of such employees and consultants in the Company, and to enable the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors in the Company.

Section 2. PERSONS ELIGIBLE UNDER PLAN

  Any person, including any director of the Company, who is an employee of or consultant to the Company or any of its subsidiaries (an "Employee") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder. Any director of the Company who is not an Employee (a "Nonemployee Director") shall automatically receive Nonemployee Director Options (as hereinafter defined) pursuant to Section 4 hereof, but shall not otherwise participate in this Plan.

Section 3. AWARDS

  (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Employee that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of Class A Common Stock, par value $.01 per share, of the Company ("Common Shares") or
(ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

  (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

  (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

  (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

    (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

      (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

      (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

      (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

    (ii) provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 8 hereof; or

    (iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option"), provided that the recipient of such Award is eligible under the Internal Revenue Code to receive an Incentive Stock Option.

  (e) Notwithstanding any other provision of this Plan, no Employee shall be granted options for in excess of 100,000 shares of Common Stock, subject to adjustment pursuant to Section 8 hereof, during any one calendar year.

Section 4. NONEMPLOYEE DIRECTOR OPTIONS

  (a) Each person who becomes a Nonemployee Director after the effective date of this Plan shall automatically be granted, upon becoming a Nonemployee Director, a Nonemployee Director Option to purchase 5,000 Common Shares. Each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, each Nonemployee Director shall automatically be granted an option (a "Nonemployee Director Option") to purchase 5,000 Common Shares.

  (b) If, on any date upon which Nonemployee Director Options are to be automatically granted pursuant to this Section 4 (a "Date of Grant"), the number of Common Shares remaining available for option under this Plan is insufficient for the grant to each Nonemployee Director of a Nonemployee Director Option to purchase the entire number of Common Shares specified in this Section 4, then a Nonemployee Director Option to purchase a proportionate amount of such available number of Common Shares (rounded to the nearest whole share) shall be granted to each Nonemployee Director on such date.

  (c) Each Nonemployee Director Option granted under this Plan shall be exercisable in full upon the Date of Grant of such Nonemployee Director Option.

  (d) Each Nonemployee Director Option granted under this Plan shall expire upon the first to occur of (i) the second anniversary of the date upon which the optionee shall cease to be a Nonemployee Director; or (ii) the tenth anniversary of the Date of Grant of such Nonemployee Director Option. Notwithstanding the foregoing, effective November 1, 1999, Section 4(d)(i) shall not apply to a Nonemployee Director Option granted to a Nonemployee Director who has served on the Company's Board of Directors (the "Board") for five or more years as of the date he or she ceases to be a Nonemployee Director.

  (e) Each Nonemployee Director Option shall have an exercise price equal to the greater of (i) the aggregate Fair Market Value on the Date of Grant of such option of the Common Shares subject thereto or (ii) the aggregate par value of such Common Shares on such date.

  (f) Payment of the exercise price of any Nonemployee Director Option granted under this Plan and the optionee's tax withholding obligation, if any, with respect to such Nonemployee Stock Option shall be made in full in cash concurrently with the exercise of such Nonemployee Director Option; provided, however, that the payment of such exercise price and/or tax withholding may instead be made, in whole or in part, by any one or more of the following:

    (i) the delivery of previously owned shares of capital stock of the Company, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property; or

    (ii) the delivery, concurrently with such exercise and in accordance with
  Section 220.3(e)(4) of Regulation T promulgated under the Exchange Act, of a properly executed exercise notice for such Nonemployee Director Option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of or a loan secured by the Common Shares issuable upon exercise of such Nonemployee Director Option.

  (g) The "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the closing price per Common Share or unit of such other security on the business day immediately preceding the Determination Date, as reported in The Wall Street Journal, Western Edition, or, if no closing price was so reported for such immediately preceding business day, the closing price for the next preceding business day for which a closing price was so reported, or, if no closing price was so reported for any of the 30 business days immediately preceding the Determination Date, the average of the high bid and low asked prices per Common Share or unit of such other security on the business day immediately preceding the Determination Date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if the Common Shares or such other security were not quoted by any such organization on such immediately preceding business day, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares or such other security selected by the Board.

  (h) All outstanding Nonemployee Director Options shall terminate upon the first to occur of the following:

    (i) the dissolution or liquidation of the Company;

    (ii) a reorganization, merger or consolidation of the Company (other than a reorganization, merger or consolidation the sole purpose of which is to change the Company's domicile solely within the United States) as a result of which the outstanding securities of the class then subject to such outstanding Nonemployee Director Options are exchanged for or converted into cash, property and/or securities not issued by the Company, unless such reorganization, merger or consolidation shall have been affirmatively recommended to the stockholders of the Company by the Board and the terms of such reorganization, merger or consolidation shall provide that such Nonemployee Director Options shall continue in effect thereafter and shall be exercisable to acquire the number and type of securities or other consideration to which the Nonemployee Directors would have been entitled had they exercised such Nonemployee Director Options immediately prior to such reorganization, merger or consolidation; or

    (iii) the sale of all or substantially all of the property and assets of the Company.

  (i) Each Nonemployee Director Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

  (j) Nonemployee Director Options are not intended to qualify as Incentive Stock Options.

Section 5. STOCK SUBJECT TO PLAN

  (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 1,650,000, subject to adjustment as provided in Section 8 hereof.

  (b) The aggregate number of Common Shares issued and issuable pursuant to all Awards (including Incentive Stock Options) and Nonemployee Director Options granted under this Plan shall not exceed 1,650,000, subject to adjustment as provided in Section 8 hereof.

  (c) For purposes of Section 5(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Awards and Nonemployee Director Options granted under this Plan shall at any time be deemed to be equal to the sum of the following:

    (i) the number of Common Shares that were issued prior to such time pursuant to Awards and Nonemployee Director Options granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus
    (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

    (iii) the maximum number of Common Shares issuable at or after such time pursuant to Awards and Nonemployee Director Options granted under this Plan prior to such time.

Section 6. DURATION OF PLAN

  Neither Awards nor Nonemployee Director Options shall be granted under this Plan after January 30, 2004. Although Common Shares may be issued after January 30, 2004 pursuant to Awards and Nonemployee Director Options granted prior to such date, no Common Shares shall be issued under this Plan after January 30, 2014.

Section 7. ADMINISTRATION OF PLAN

  (a) This Plan shall be administered by a committee of the Board (the "Committee") consisting of two or more directors, each of whom is a "disinterested person" (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time).

  (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

    (i) adopt, amend and rescind rules and regulations relating to this Plan;

    (ii) determine which persons are Employees and to which of such Employees, if any, Awards shall be granted hereunder;

    (iii) grant Awards to Employees and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

    (iv) determine the terms and conditions of the Nonemployee Director Options that are automatically granted hereunder, other than the terms and conditions specified in Section 4 hereof;

    (v) determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof; and

    (vi) interpret and construe this Plan and the terms and conditions of all Awards and Nonemployee Director Options granted hereunder.

Section 8. ADJUSTMENTS

  If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards and Nonemployee Director Options theretofore granted under this Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards and Nonemployee Director Options thereafter granted under this Plan, and (c) the maximum number of Common Shares for which options may be granted during any one calendar year.

Section 9. AMENDMENT AND TERMINATION OF PLAN

  The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

    (a) no such amendment or termination shall deprive the recipient of any Award or Nonemployee Director Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

    (b) Section 4 hereof shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

Section 10. EFFECTIVE DATE OF PLAN

  This Plan shall be effective as of January 30, 1994, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

                                                                      EXHIBIT B

                            AUDIT COMMITTEE CHARTER
                         OF MAXWELL SHOE COMPANY INC.,
                            A Delaware Corporation

  1. Members. The Board of Directors of Maxwell Shoe Company Inc., a Delaware corporation (the "Company") shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the National Association of Securities Dealers, Inc. ("NASD") definition of "independence."

  Each member of the Company's Audit Committee must be financially literate and one member of the audit committee shall have accounting or related financial management expertise, both as provided in the NASD rules.

  2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

  (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

  (ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the independent auditors with respect to interim periods.

  (iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independence Standards Board Standard No. 1.

  (iv) Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles.

  (v)  Review the adequacy of the Company's internal controls.

  (vi) Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

  (vii) Review material pending legal proceedings involving the Company and other contingent liabilities.

  (viii) Review the adequacy of the Audit Committee Charter on an annual basis.

  3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

                                  DETACH HERE

                          MAXWELL SHOE COMPANY, INC.
PROXY                                                                      PROXY
                             CLASS A COMMON STOCK
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 12, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2001 Annual Meeting and revoking all prior proxies, constitutes and appoints MARK J. COCOZZA and JAMES J. TINAGERO and each of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies of the undersigned and to vote all shares of Class A Common Stock, $.01 par value, of Maxwell Shoe Company Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to held at 10:00 a.m. (local time) on Thursday, April 12, 2001 at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or if no direction is given, for the nominees named on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THE PROXY STATEMENT, FOR THE AMENDMENT TO THE COMPANY'S 1994 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF OPTION GRANTS AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO ITEM 4.


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          PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
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Please date and sign exactly as your name or names appear hereon. If more than one registered owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.
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HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

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MAXWELL SHOE COMPANY INC.

c/o EQUISERVE
    P.O. BOX 9398
    BOSTON, MA 02205-9398

                                  DETACH HERE
     Please mark
[X]  vote as in
     this sample


1. Election of Directors.

   (1) Mark J. Cocozza    (4) Stephen A. Fine
   (2) James J. Tinagero  (5) Malcolm L. Sherman
   (3) Maxwell V. Blum    (6) Anthony J. Tiberil

          FOR                       WITHHELD
          ALL     [_]         [_]   FROM ALL
        NOMINEES                    NOMINEES

  [_]
     -------------------------------------------
     For all nominees except as noted above
                                                       FOR     AGAINST   ABSTAIN
2. To approve an amendment to the Company's            [_]       [_]       [_]
   1994 Stock Incentive Plan to increase the number of shares subject thereto from 1,050,000 to 1,650,000 and to approve and ratify the Company's 1994 Stock Incentive
   Plan, as amended.

3. To approve and ratify grants of options to          FOR     AGAINST   ABSTAIN
   Mark J. Cocozza and James J. Tinagero to            [_]       [_]       [_]
   purchase 252,107 and 50,000 shares of
   Company Class A Common Stock,
   respectively, pursuant to the Company's 1994
   Stock Incentive Plan, as amended.

4. In the discretion of the proxy holders with respect to any other        [_]
   matter which may properly come before the 2001 Annual Meeting and at any adjournment or postponement thereof. The Board of Directors is presently not aware of any other matters that will be presented at the meeting.

   Mark box at right if an address change or comment has been noted on the reverse side of this card.

Signature:               Date:         Signature:                Date:
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